Exhibit 2.7

                                  Form 51-102F3
                             MATERIAL CHANGE REPORT

1.   Name and Address of Company

     KATANGA MINING LIMITED
     15 Golden Square
     London, England W1F 9JG

2.   Date of Material Change

     January 12, 2009

3.   News Release

     News releases were issued on December 24, 2008 and January 12, 2009 through the facilities of Marketwire and subsequently filed on SEDAR.

4.   Summary of Material Change

     On January 12, 2009, Katanga Mining Limited ("Katanga" or the "Company") and Glencore Finance (Bermuda) Limited ("Glencore") jointly announced completion of the previously announced mandatorily convertible loan facility of approximately US$265.3 million (the "Facility") underwritten by Glencore. Reference is made to the press release of the Company dated December 24, 2008 (the "Announcement"), a copy of which is attached hereto and is incorporated by reference herein, which sets out the material terms of the Facility.

5.   Full Description of Material Change

     On January 12, 2009, the Company and Glencore jointly announced completion of the previously announced Facility underwritten by Glencore (see the Announcement which sets out the material terms of the Facility).

     Funding from the Facility was available immediately to meet the immediate financing requirements of Katanga and its subsidiaries. As at January 12, 2009, Glencore had advanced the entire US$100 million principal amount under the Facility.

     The Company, in consultation with Glencore, is seeking participations in the Facility from existing eligible shareholders and new investors, up to an aggregate amount not exceeding 75% of the Facility as of January 12, 2009 (US$198.975 million) (the "Available Facility Amount"). To the extent that the Company receives commitments from eligible shareholders and new investors to participate in the Available Facility Amount, such shareholders and new investors will, on February 9, 2009 (the "Second Closing Date") receive a transfer of its proportional interest in the Facility from Glencore. The Second Closing Date is expected to occur on February 9, 2009, but may occur on an earlier date if valid commitments have been received from investors in respect of the entire Available Facility Amount or if otherwise agreed between the Company and Glencore.


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     Multilateral Instrument 61-101 Exemptions

     Katanga has relied upon the exemptions from the requirements to obtain a formal valuation and minority shareholder approval under Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions ("Rule 61-101") set out in Subsection 5.5(g) and Subsection 5.7(1)(e) of Rule 61-101 in respect of the Facility. Reliance on these exemptions is based upon the fact that Katanga is in serious financial difficulty.

     The Facility constitutes a related party transaction within the meaning of Rule 61-101 as Glencore owns and/or controls, directly or indirectly, in excess of 10% of the issued and outstanding shares of Katanga and is therefore a "related party" in its capacity as lender under the Facility. Reference is made to the Announcement for details relating to Glencore's interest in the Company assuming full take up by other investors as lenders under the Facility and assuming Glencore is the only lender under the Facility.

     The board of directors of the Company constituted a Financial Hardship Committee comprised of Robert Wardell and Terry Robinson, each of whom is an independent director, to consider the availability of the financial hardship exemptions available under the rules of the Toronto Stock Exchange and Rule 61-101. The members of the Financial Hardship Committee confirmed that each member had the benefit of discussions with Credit Suisse, independent financial advisor to the Company, concerning the financing alternatives available to the Company, was aware that an aggressive canvass for alternatives to the Facility had been made and that no alternative sources of funding were available to the Company. The Financial Hardship Committee was also provided with, and considered, detailed information prepared by management concerning the Company's current and projected financial condition. Under normal circumstances, shareholder approval of the Facility and the issuance of common shares upon conversion thereof would be required. However, the Company's board of directors, acting in good faith, and based in part upon the unanimous recommendation of the Financial Hardship Committee, determined that the Company is in serious financial difficulty, that the Facility has been designed to improve the financial position of the Company, that the terms of the Facility are reasonable in the circumstances and approved the Facility.

     Additional Information

     Katanga (and certain of its subsidiaries in some instances) and Glencore have entered into the following agreements in connection with the Facility:
     (A) an underwriter agreement dated December 31, 2008 and side letter dated January 12, 2009 (together, the "Underwriting Agreement") and (B) (i) an amendment and restatement agreement relating to the November 2007 senior secured bridge loan of the Company for US$150,000,000 (the "Amendment and Restatement Agreement"); (ii) an exchange agreement (collectively with the Underwriting Agreement and the Amendment and Restatement Agreement, the "Agreements"); (iii) a security trust deed; (iv) a mortgage agreement; and
     (v) a second ranking mortgage agreement, in each case dated January 12, 2009. The Agreements are available on SEDAR under Katanga's profile at www.sedar.com.

     In addition, Katanga and Glencore entered into a binding term sheet dated December 24, 2008 (the "Term Sheet") in relation to the Facility, which sets out the material terms of the transaction. A copy of the Term Sheet is available on SEDAR under Katanga's profile at www.sedar.com.


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6.   Reliance on subsection 7.1(2) of National Instrument 51-102

     Not applicable

7.   Omitted Information

     No significant facts have been omitted from this report.

8.   Executive Officer

     Steven Isaacs, Interim Chief Executive Officer +44 20 7440 5800.

9.   Date of Report

     January 20, 2009.

Forward-looking Information

This material change report contains "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian legislation, concerning the business, operations and financial performance and condition of Katanga. Forward-looking statements include, but are not limited to, statements with respect to anticipated developments in Katanga's operations in future periods; planned exploration activities; the adequacy of Katanga's financial resources and other events or conditions that may occur in the future; estimated production; the ability of Katanga to continue to create value for its shareholders; the ability of Katanga to meet expected financing requirements and to continue as a going concern; the future price of copper and cobalt; the estimation of mineral reserves and resources; the realization of mineral reserve estimates; the timing and amount of estimated future production; costs of production; capital expenditures; permitting time lines and permitting, mining or processing issues; currency exchange rate fluctuations; government regulation of mining operations; information concerning the interpretation of drill results; success of exploration activities; environmental risks; unanticipated reclamation expenses; title disputes or claims; and limitations on insurance coverage. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled estimates", "forecasts", "intends", "anticipates", "does not anticipate", or "believes", or variations of such words and phrases or state that certain actions, events or results "may, "could", "would", "might", "will" or "will be taken", "occur", or "be achieved". Forward-looking statements are based on the opinions and estimates of management as of the date such statements are made, and they are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Katanga to be materially different from those expressed or implied by such forward-looking statements, including but not limited to: risks related to failure to obtain new investor commitments for all or a portions of the Available Facility Amount; unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; risks related to international operations; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of copper and cobalt; possible variations in ore reserves, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; political unrest and insurrection; acts of terrorism; accidents, labor disputes and other risks of the mining industry; delays in the completion of development or construction activities, as well as those factors discussed herein or referred to in the current annual Management's Discussion and Analysis of Katanga filed with the securities regulatory authorities in Canada and available at www.sedar.com. Although management of Katanga has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Katanga does not undertake to update any forward-looking statements that are incorporated herein, except in accordance with applicable securities laws.


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